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                                                               Exhibit 23.2


The Board of Directors
Carnes Capital Corporation:

We consent to the incorporation by reference in the registration statement on Form S-3 of Legg Mason, Inc. of our report dated February 16, 2001, with respect to the statement of financial condition of Carnes Capital Corporation as of December 31, 2000 and the related statements of income, stockholder's equity and cash flows for the year then ended, which report appears in the Form 8-K of Legg Mason, Inc. dated August 1, 2001. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.


/s/ KPMG LLP
Tampa, Florida
October 18, 2001